Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 2, 2005, except for the fifth paragraph of Note 11 and the second and third paragraphs of Note 13, as to which the date is August 31, 2005, accompanying the financial statements of Nomadics, Inc. contained in the Registration Statement on Amendment No. 1 to Form S-1 and Prospectus of ICx Technologies, Inc. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

September 21, 2007